NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 16, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 04, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Switchback II Corporation and Bird Global, Inc. became effective on November 03, 2021. Units, each consisting of one Class A ordinary share and one fifth of one redeemable warrant will be converted into the right to receive one Unit of Bird Global, Inc., upon consummation of the Domestication Merger and then on November 4, 2021, the Units will automatically separate into the component securities upon consummation of the Acquisition Merger and, as a result, will no longer trade as a separate security. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on November 05, 2021.